Exhibit 3.2

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                   OTHER SPECIAL RIGHTS OF SERIES A 12% SENIOR
                    REDEEMABLE CUMULATIVE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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         Diamond  Triumph  Auto  Glass,  Inc.  (the  "Company"),  a  corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") or any committee of
the  Board  of  Directors  (the  "Board   Committee")  by  its   Certificate  of
Incorporation  (the  "Certificate  of  Incorporation"),   and  pursuant  to  the
provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent dated as of March 27, 1998, duly approved and adopted the following resolution (the "Resolution"):

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of the Series A 12% Senior Redeemable Cumulative Preferred Stock (the "Senior Preferred Stock"), par value $0.01 per share, with a liquidation preference of $1,000 per share as of the date of issue, consisting of 35,000 shares, to have the powers, designations and preferences, the relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         (a)      Designations.

         There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "Series A 12% Senior Redeemable Cumulative Preferred Stock". The number of shares constituting such series shall be 35,000 shares of Senior Preferred Stock. The liquidation preference of the Senior Preferred Stock shall be $1,000 per share as of the date of issuance.

         (b)      Rank.

         The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock hereafter created by the Board of Directors the terms of which do not

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         expressly  provide  that it ranks  senior  to or on a  parity  with the
         Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company
         (collectively referred to with the common stock of the Company as "Junior Securities"). The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank on a parity with any class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Senior Preferred
         Stock  as  to  dividend   distributions  and  distributions   upon  the
         liquidation,   winding  up  or  dissolution  of  the  Company  ("Parity
         Securities"), provided that any such Parity Securities that were not (but were required to be) approved by the Holders of Senior Preferred Stock in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Company, rank junior to each class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of Senior Preferred Stock in accordance with paragraph (f)(ii)(B) hereof and which expressly provides that it ranks senior to the Senior Preferred
         Stock  as  to  dividend   distributions  or   distributions   upon  the
         liquidation,   winding  up  or  dissolution  of  the  Company  ("Senior
         Securities").

         (c)      Dividends.

                  (i) Beginning on the Preferred Stock Issue Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Senior Preferred Stock, at a rate per annum equal to 12% of the liquidation preference (as adjusted from time to time as hereinafter provided) per share of the Senior Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on July 1, 1998, provided that the amount payable as dividends on any Dividend Payment Date may, at the option of the Company, be paid in cash or by increasing the then liquidation preference per share of the Senior Preferred Stock by the amount of such dividends (rounded to the nearest whole cent). Such increase in the liquidation preference shall constitute full payment of such dividend. In the event the Board of Directors does not declare and the Company does not pay a cash dividend on the shares of Senior Preferred Stock on any Dividend Payment Date, the Company shall be deemed to have satisfied such dividends on the Senior Preferred Stock by an increase in the liquidation preference. Each distribution in the form of a dividend in cash shall be payable to the Holders of Senior Preferred Stock of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 45 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Any increase in the then liquidation preference of the Senior Preferred Stock as set forth in this paragraph (c) shall occur automatically, without the need for any action on the part of the Company, on the applicable Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Senior Preferred Stock on the date of their redemption unless the Company shall have failed to pay the relevant redemption price on

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         the date fixed for  redemption.  Not more than 30 days after a Dividend
         Payment Date, written notice of the amount of the dividend per share paid or, in the event of a failure of the Board of Directors to declare and the Company to pay a cash dividend, the resulting increase in the liquidation preference of each share and the resulting liquidation preference of each share of Senior Preferred Stock (the "Liquidation Preference Notice") shall be given by first-class mail, postage prepaid, to each Holder of Senior Preferred Stock of record, on the record date fixed by the Board of Directors for payment of such dividend or, if no record date was fixed, the Dividend Payment Date, at such Holder's address as the same appears on the stock books of the Company, provided that no failure to give such notice nor any deficiency therein shall affect any increase in the liquidation preference of each share of Senior Preferred Stock.

                  (ii) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c)(i) hereof shall be paid pro rata to the Holders thereof entitled thereto.

                  (iii) Dividends in connection with any optional redemption pursuant to paragraph (e)(i) hereof may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Senior Preferred Stock of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

                  (iv) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Senior Preferred Stock and any other Parity Securities shall be declared pro rata based on the then relative liquidation preference of the Senior Preferred Stock and such Parity Securities. So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless full dividends determined in accordance herewith on the Senior Preferred Stock shall have been paid or contemporaneously are declared and paid in full.

                  (v) (A) Holders of shares of the Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph
                  (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

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                           (B) So long as any shares of Senior  Preferred  Stock
                  are outstanding, except pursuant to a Management Subscription and Stockholders Agreement or, on the Closing Date, pursuant to the Purchase Agreement, the Company shall not (1) declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior
                  Securities   or  any  warrants,   rights,   calls  or  options
                  exercisable  for  or  convertible   into  any  of  the  Junior
                  Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities solely in exchange for Junior Securities and other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (and any warrants, rights, calls or options exercisable for or convertible into such Junior Securities) held by employees of or consultants or advisors to the Company or any of its Subsidiaries, which repurchase, redemption or other acquisition or retirement shall have been approved by a majority of the Board of Directors, provided that such Junior Securities may only be repurchased, redeemed or otherwise acquired or retired either in exchange for Junior Securities or, if such Junior Securities are not held on the Closing Date by Kenneth Levine or Richard Rutta, upon the termination, retirement, death or disability of such employee, consultant or advisor), or (2) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to
                  the  holders  of  Junior   Securities),   or  (3)  permit  any
                  corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless in any such case full cumulative dividends determined in accordance herewith have been paid in full in cash on the Senior Preferred Stock (such payment to be deemed to have been made in cash for purposes of this provision even if dividends had theretofore been paid by increasing the then liquidation preference of the Senior Preferred Stock if (x) there are no arrears in the payment of dividends on the Senior Preferred Stock for any past Dividend Period and (y) the aggregate liquidation preference then in effect of all outstanding shares of Senior Preferred Stock does not exceed $35,000,000) and all other redemption or repayment obligations in respect of the Senior Preferred Stock have been paid in full in cash.

                  (vi) Dividends payable on shares of the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

         (d)      Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for

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         distribution to its stockholders,  $1,000 per share of Senior Preferred
         Stock plus an amount in cash equal to the sum of the amounts, if any, theretofore added to the liquidation preference per share of Senior Preferred Stock pursuant to paragraph (c)(i) hereof (the "liquidation preference") plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, common stock of the Company. Except as provided in the preceding sentence, Holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Senior Preferred Stock and the holders of all outstanding Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Company).

         (e)      Redemption.

                  (i)      Optional Redemption.

                           (A) The Company may (subject to contractual and other
                  restrictions with respect thereto, including without limitation, restrictions imposed by the Bank Facility and the Senior Indenture, and the legal availability of funds therefor), at the option of the Company, redeem at any time or from time to time from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Senior Preferred Stock, at a redemption price equal to 100% of the then liquidation preference per share plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date).

                           (B)  In  the  event  of  a  redemption   pursuant  to
                  paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Senior Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the

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                  number of shares held by each Holder of Senior Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

                  (ii) Mandatory Redemption. On April 1, 2010, the Company shall redeem, subject to contractual and other restrictions with respect thereto, including without limitation, restrictions imposed by the Bank Facility and the Senior Indenture, from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Senior Preferred Stock then outstanding at a redemption price equal to 100% of the then liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption
         Date).

                  (iii) Procedures for Redemption.

                           (A) At least 15 days and not more than 60 days  prior
                  to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Senior Preferred Stock to be redeemed, at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is pursuant to paragraph (e)(i) or (e)(ii) hereof; (2) the redemption price;
                  (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed; (4) the number of shares of Senior Preferred Stock held by the Holder that the Company intends to redeem; (5) the date fixed for redemption; (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the place designated, his certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and (7) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price.

                           (B) Each  Holder  of  Senior  Preferred  Stock  shall
                  surrender to the Company the certificate or certificates representing its shares of Senior Preferred Stock to be redeemed, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

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                           (C) Unless the  Company  defaults  in the  payment in
                  full of the redemption price, dividends on the shares of Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest.

         (f)      Voting Rights.

                  (i) The Holders of shares of the Senior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (f)(ii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

                  (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not authorize or issue any class or series of Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of Senior Preferred Stock, the Company may authorize and issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, all shares of Senior Preferred Stock then outstanding.

                           (B) So long as any  shares  of the  Senior  Preferred
                  Stock are outstanding, the Company shall not authorize or issue any class or series of Senior Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                           (C) So long as any  shares  of the  Senior  Preferred
                  Stock are outstanding, the Company shall not, without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, (1) amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Company or of any certificate amendatory thereof or supplemental thereto so as to affect adversely any of the preferences, rights, powers or privileges of the Senior Preferred Stock or of the holders thereof as such or (2) issue after the Closing Date any additional shares of Senior Preferred Stock. The affirmative vote or consent of Holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this Resolution.

                           (D) Except as set forth in paragraphs  (f)(ii)(A) and
                  (f)(ii)(B) above or in clause (2) of paragraph (f)(ii)(C) above, (1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class or series, including Senior Preferred Stock or any other series of preferred stock, shall not require the consent of Holders of Senior Preferred Stock and shall not, unless not complying with paragraphs
                  (f)(ii)(A) or (f)(ii)(B) or clause (2) of paragraph (f)(ii)(C) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock.

                  (iii) In any case in which the Holders of shares of the Senior Preferred Stock shall be entitled to vote pursuant to this paragraph
         (f) or pursuant to Delaware law, each Holder of shares of the Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held.

         (g) Change of Control Offer. Subject to contractual and other restrictions with respect thereto, including without limitation, restrictions imposed by the Bank Facility and the Senior Indenture, upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder of Senior Preferred Stock to repurchase any or all of such Holder's shares of Senior
         Preferred Stock at a purchase price in cash equal to 100.0% of the aggregate liquidation preference (as then in effect) thereof plus, without duplication, all accumulated and unpaid dividends thereon (including an amount equal to the prorated dividend from the Dividend Payment Date immediately prior to the date of repurchase to the date of repurchase), if any, to the date of repurchase (the "Change of Control Payment").

                           (A) Within 30 days  following  any Change of Control,
                  the Company shall mail a notice to each Holder of Senior Preferred Stock stating: (1) that the Change of Control Offer is being made pursuant to this paragraph (g) and that all shares of Senior Preferred Stock duly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no sooner than 30 nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any shares not tendered will continue to accumulate dividends; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends on the Change of Control Payment Date; (5) that Holders electing to have any shares of Senior Preferred Stock repurchased pursuant to a Change of Control Offer will be required to surrender such shares, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the shares of Senior Preferred Stock, completed, or transfer by book-entry transfer, to the Company or its transfer agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Company or the transfer agent, as the case may be, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Senior Preferred Stock delivered for repurchase, and a statement that such Holder is withdrawing his election to have such shares repurchased; and (7) that Holders whose shares of Senior Preferred Stock are being repurchased only in part will be issued new shares of Senior Preferred Stock equal in liquidation preference (as then in effect) to the unpurchased portion of the shares of Senior Preferred Stock surrendered (or transferred by book-entry transfer), which unpurchased portion must be a number of whole shares of Senior Preferred Stock.

                           (B) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all shares of Senior Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer and
                  (2) deposit with the Company or its transfer agent an amount equal to the Change of Control Payment in respect of all shares of Senior Preferred Stock or portions thereof so tendered. The Company or its transfer agent, as the case may be, shall promptly mail to each Holder of shares of Senior Preferred Stock so tendered the Change of Control Payment for such shares or portions thereof. The Company shall promptly issue a certificate representing shares of Senior Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Senior Preferred Stock equal in liquidation preference (as then in effect) to any unpurchased portion of such shares surrendered by such Holder, if any; provided, that each such certificate shall be for a number of whole shares of Senior Preferred Stock. The Company shall announce to its stockholders the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                           (C) The Company shall comply with the requirements of
                  Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Senior Preferred Stock in connection with a Change of Control.

                           (D) The  Company's  obligations  with  respect  to a
                  Change of Control Offer shall be satisfied to the extent actually performed by a third party in accordance with the terms of this paragraph (g). Any shares of Senior Preferred Stock purchased by such third party as contemplated by the preceding sentence shall, notwithstanding the foregoing provisions of this paragraph (g), remain outstanding and continue to accumulate dividends on and after the Change of Control Payment Date.

                           (E) Notwithstanding the foregoing, prior to complying
                  with the foregoing provisions of this paragraph (g), the Company will (1) if the repurchase pursuant to a Change of Control Offer is not permitted under the Bank Facility, either repay all Indebtedness under the Bank Facility and terminate all commitments outstanding under the Bank Facility or obtain the requisite consents under the Bank Facility to permit the repurchase of Senior Preferred Stock required by this paragraph (g); and (2) if the repurchase pursuant to a Change of

                  Control Offer is not permitted under the Senior Indenture, either repay all Indebtedness under the Notes or obtain the requisite consents under the Senior Indenture to permit such repurchase of Senior Preferred Stock. Until the requirements of the immediately preceding sentence are satisfied, the Company will not make, and will not be obligated to make, any Change of Control Offer.

         (h)      Conversion or Exchange.

                  The Holders of shares of Senior Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

         (i)      Preemptive Rights.

                  No shares of Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         (j)      Reissuance of Senior Preferred Stock.

                  Shares of Senior Preferred Stock that have been issued and reacquired by the Company in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and, subject to the provisions of paragraphs (f)(ii)(A) and (f)(ii)(B) hereof, may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, provided that such shares may not in any event be reissued as Senior Preferred Stock.

         (k)      Business Day.

                  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

         (l)      Certain Additional Provisions.

                  (i)      Restricted Payments.

                  The Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company or dividends on shares of the Senior Preferred Stock paid by increasing the then liquidation preference per share of the Senior Preferred Stock) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock or (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (each of the foregoing actions set forth in clauses (a) and (b) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default Event shall have occurred and be continuing or
         (ii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company accrued during the period (treated as one accounting period) beginning on April 1, 1998 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of Capital Stock of the Company or from the issuance and sale subsequent to the Issue Date of any debt or other security of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company; plus (y) the net cash proceeds of any capital contribution to the Company subsequent to the Issue Date.

                  Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;
         (2) if no Default Event shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of Capital Stock of the Company (i) in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company; (3) so long as no Default Event shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from employees and directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of such employees or directors, in an aggregate amount not to exceed $750,000 in any calendar year and $3,000,000 in the aggregate (in each case plus the amount of net cash proceeds received by the Company from the sale of Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company to employees or directors of the Company and its Subsidiaries, to the extent that such amounts did not provide the basis for any previous Restricted Payment); (4) the payment of dividends in cash on (or the purchase, redemption or other acquisition or retirement of) shares of the Senior Preferred Stock. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (ii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),

         (2)(ii), (3) and (4) shall be included in such calculation and amounts expended pursuant to clause 2(i) shall not be included in such calculation.

                  (ii)     Reports.

                  So  long  as  any  shares  of  Senior   Preferred   Stock  are
         outstanding, the Company shall furnish to each Holder of Senior Preferred Stock (at such Holder's address as the same appears on the stock register of the Company); (i) beginning at the end of the Company's first fiscal year ending after the Preferred Stock Issue Date, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

         (m)      Definitions and Interpretation.

                  (i) Definitions. As used in this Resolution, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors of the Company shall for such purposes be deemed to constitute control.

                  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Subsidiary of the Company (including a Person that is or will become a Subsidiary of the Company immediately after such sale, issuance, conveyance, transfer, lease, assignment or other transfer for value) of
         (a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets (other than cash or Cash Equivalents) of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company.

                  "Bank Facility" shall have the meaning ascribed to such term in the Senior Indenture.

                  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Preferred Stock Issue Date), whether or not applicable.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means any day other than a Legal Holiday.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person.

                  "Cash Equivalents" shall have the meaning ascribed to such term in the Senior Indenture.

                  "Certificate of Incorporation" means the Company's Certificate of Incorporation.

                  "Change of Control" (i) any merger or consolidation of the Company with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person or Excluded Persons, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group," other than any Excluded Person or Excluded Persons, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together, in each case, with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by LGP or a Related Party of LGP or by the Excluded Persons or by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office, as applicable.

                  "Closing Date" has the meaning attributed to such term in the Purchase Agreement.

                  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

                  "Company" means this corporation.

                  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) net after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person, (d) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date and (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

                  "Default Event" means any of the following events: (1) any time when the Company fails to make a mandatory redemption of the Senior Preferred Stock when required (whether or not any contractual or other restrictions apply to such redemption) pursuant to paragraph (e)(ii) hereof; or
(2) any time when the Company fails to make an offer to repurchase all of the outstanding shares of Senior Preferred Stock (or fails to consummate any such offer to repurchase) following a Change of Control, if such offer to repurchase is required to be made pursuant to paragraph (g)(i) hereof (whether or not any contractual or other restrictions apply to such repurchase).

                  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to April 1, 2008. Notwithstanding the foregoing, in no event shall the Senior Preferred Stock be deemed to be Disqualified Capital Stock.

                  "Dividend Payment Date" means January 1, April 1, July 1, and October 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Excluded Person" means GEI and its Related Parties, Kenneth Levine and his Related Parties and Richard Rutta and his Related Parties.

                  "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

                  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

                  "GEI" means Green Equity Investors II, L.P.

                  "Holder" means a Person in whose name a share of Senior Preferred Stock is registered.

                  "Initial Dividend Period" means the dividend period commencing on the Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

                  "Issue Date" means the date of original issuance of the Senior Notes.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business or in the City of New York are authorized by law, regulation or executive order to remain closed.

                  "LGP" means Leonard Green & Partners, L.P.

                  "Management Subscription and Stockholders Agreement" means any Management Subscription and Stockholders Agreement, dated as of the Issue Date, among the Company, GEI and an employee of the Company and/or one or more of its subsidiaries, as any such agreement may be amended from time to time.

                  "Person"  means  an  individual,   partnership,   corporation,
limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                  "Preferred Stock Issue Date" means the first date on which shares of Senior Preferred Stock are originally issued by the Company under this Resolution.

                  "Purchase Agreement" means the Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, as amended as of the Issue Date, by and among VGMC Corp., GEI, Diamond Auto Glass Works, Inc., Triumph Auto Glass, Inc., the Company, A Above Average Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co., Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc., Kenneth Levine and Richard Rutta.

                  "Qualified Capital Stock" the Senior Preferred Stock and any other Capital Stock that is not Disqualified Capital Stock.

                  "Quarterly Dividend Period" shall mean the quarterly period commencing on each January 1, April 1, July 1 and October 1 and ending on the day before the following Dividend Payment Date.

                  "Redemption Date" with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Company.

                  "Related Party" means, with respect to GEI, any partnership, limited liability company, corporation or other entity which is managed by or controlled by LGP or any Affiliate thereof and, with respect to Kenneth Levine or Richard Rutta, (i) such Person's spouse and immediate family members and (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or persons holding an 80% or more controlling interest of which consist of such Person and/or such Person's spouse or immediate family members.

                  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Senior Indenture" means the Indenture pursuant to which the Senior Notes will be issued.

                  "Senior Notes" means the 9.25% Senior Notes due 2008 of the Company to be issued pursuant to the Senior Indenture.

                  "Senior Preferred Stock" means the Company's Series A 12% Senior Redeemable Cumulative Preferred Stock.

                  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

                  (ii)  Interpretation.  For the purposes of this Certificate of
         Designations: (x) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires and (y) the word "including" and words of similar import shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified.


                  IN WITNESS WHEREOF, Diamond Triumph Auto Glass, Inc. has caused this Certificate to be executed by its Co-Chief Executive Officer this 26th day of March, 1998.

                                      DIAMOND TRIUMPH AUTO GLASS, INC.


                                      By: /s/ Kenneth Levine
                                      --------------------------
                                      Kenneth Levine
                                      Co-Chief Executive Officer